AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
AND LOAN DOCUMENTS

THIS AMENDMENT (the "Amendment") is made as of this 12th day of September, 2005, by and between GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation having its chief executive office at 33 Coffee Lane, Waterbury, Vermont 05676 (the "Borrower"), and BANK OF AMERICA, N.A., a national banking association and successor by merger to Fleet National Bank, for itself, as a Lender, and as Agent for other Lenders identified below ("Bank of America").

R E C I T A L S:

WHEREAS, Borrower and Bank of America, as a Lender and Agent for other Lenders, are parties to a certain Second Amended and Restated Credit Agreement dated as of June 30, 2004 (the "Credit Agreement");

WHEREAS, Citizens Bank New Hampshire is the other "Lender" under the Credit Agreement;

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended certain Loans to the Borrower;

WHEREAS, the Borrower has requested that the Lenders modify the Credit Agreement by replacing its Fixed Charge Coverage covenant contained in Annex E to the Credit Agreement with a Debt Service Coverage covenant, and the Lenders have agreed to such modification on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

2. Replacement of Fixed Charge Coverage Covenant with Debt Service Coverage Covenant.

(a) The defined term "Fixed Charge Coverage Ratio" is deleted from the Credit Agreement, and the definition of "Debt Service Coverage Ratio" is inserted in Annex A to the Credit Agreement to read as follows:

Debt Service Coverage Ratio" shall mean, with respect to the Borrower for any period, the ratio of (a) EBITDA to (b) the sum of (i) Interest Expense paid in cash, and (ii) scheduled principal payments on Funded Debt.

(b) The definition of "EBITDA" set forth in Annex A to the Credit Agreement is amended by expressly including in non-cash charges added back into Borrower's consolidated net income in clause (iv) charges for stock options, restricted stock, or other stock-based awards which have been expensed by the Borrower, such that the definition of "EBITDA" shall read as follows:

"EBITDA" shall mean, with respect to Borrower for any fiscal period, an amount equal to (a) consolidated net income of Borrower for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by Borrower (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of Borrower for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) accrued income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization, and stock options, restricted stock, or other stock-based awards which have been expensed by the Borrower) for such period, and (v) an aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by Borrower (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of Borrower for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of Borrower: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, Borrower or Borrower's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which Borrower has an ownership interest, except to the extent any such income has actually been received by Borrower in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Borrower, (8) in the case of a successor to Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of Borrower at the date of acquisition of such Subsidiary over the cost to Borrower of the investment in such Subsidiary.

(b) Paragraph (a) of Annex E to the Credit Agreement is amended to read in its entirety as follows:

(a) Minimum Debt Service Coverage Ratio. Borrower shall have at the end of each Fiscal Quarter and Fiscal Year, a Debt Service Coverage Ratio for the previous four (4) Fiscal Quarters then ended of not less than 2.75:1.

3. No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Credit Agreement and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

4. Costs and Expenses of Agent and Lenders. Borrower agrees to reimburse the Agent and the Lenders for all reasonable costs, expenses, and fees, including attorneys' fees, associated with the documentation of this Amendment. Borrower consents to the Agent charging the Revolving Line of Credit account for any such costs, expenses and fees.

5. Counterparts. This Amendment may be executed in several counterpart copies, each of which shall be deemed an original, but all of such copies together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment all as of the date first set forth above.

                                                                                BORROWER:

                                                                                GREEN MOUNTAIN COFFEE ROASTERS, INC.

_/s/ Elizabeth Stanford                                              By:_/s/ Frances G. Rathke_
Witness                                                                    Frances G. Rathke
                                                                                Chief Financial Officer

STATE OF Vermont
COUNTY OF Washington, SS.

On this the 12th day of September, 2005, before me, the undersigned notary personally appeared Frances G. Rathke, who acknowledged herself to be the Chief Financial Officer of Green Mountain Coffee Roasters, Inc., a corporation, and that she, as such authorized officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as such authorized officer.

/s/ Elizabeth Stanford
Notary Public

                                                                                AGENT AND LENDERS:

                                                                                BANK OF AMERICA, N.A.

/s/ William Bulger                                                     By: /s/ Israel Lopez
Witness                                                                    Israel Lopez
                                                                                Senior Vice President

                                                                                CITIZENS BANK NEW HAMPSHIRE

                                                                                By: /s/ Vernon Studer
                                                                                Vernon T. Studer
                                                                                Vice President